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                                                                       EXHIBIT 5



                           [McAFEE & TAFT LETTERHEAD]



                                 June 18, 1998



Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, Oklahoma 73118

                                          RE: Registration Statement on Form S-3

Ladies and Gentlemen:

     We have examined the Registration Statement to be filed with the Securities and Exchange Commission by Chesapeake Energy Corporation (the "Company") with respect to shares of the Company's 7% Cumulative Convertible Preferred Stock, $.01 par value per share (the "Preferred Stock"), together with shares of the Company's common stock, par value $.01 per share, into which the Preferred Stock may be converted or for which it may be redeemed (the "Common Stock"; together with the Preferred Stock, the "Shares") which may be resold by the selling shareholders named therein. We have also examined certain corporate records of the Company and have made such other investigations as we have deemed appropriate in order to render the opinions expressed herein.

     Based upon the foregoing, we are of the opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Oklahoma; and

     2. The Shares have been validly issued and are fully paid and nonassessable.

     We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption
"Legal Matters" in the Prospectus which is a part of the Registration Statement.

                                                    Very truly yours,

                                                    /s/ McAFEE & TAFT
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